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                                                                    Exhibit 4.20

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION


     MOBILE TELECOMMUNICATION TECHNOLOGIES CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company").

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Company, at a duty called and convened meeting at which a quorum was present and acting throughout, adopted a resolution, a copy of which has been filed with the minutes of such meeting of the Board, proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said Company:

          RESOLVED, that the restated Certificate of Incorporation of the Company be amended by changing the first sentence of the FOURTH Section of
     Article V thereof to read as follows:

               "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 125,000,000, consisting of 25,000,000 shares of Preferred Stock, $.01 par value per share (hereinafter called "Preferred Stock", $.01 par value per share, and 100,000,000 shares of Common Stock, $.01 par value per share (hereinafter called "Common Stock")."

     SECOND: That the aforesaid amendment to the Restated Certificate of Incorporation of the Company was duly and validly adopted by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the 1996 Annual Meeting of Stockholders of the Company held on May 30, 1996, and in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, said MOBILE TELECOMMUNICATION TECHNOLOGIES CORP. has caused this certificate to be signed by John N. Palmer, its Chairman and Chief Executive Officer, and attested by Leonard G. Kriss, its Secretary, this \ 30th day of May, 1996


                                 MOBILE TELECOMMUNICATION TECHNOLOGIES
                                 CORP., a Delaware corporation


                                 By: /s/ John N. Palmer
                                     ---------------------------------------
                                     John N. Palmer
                                     Chief Executive Officer


ATTEST:

/s/ Leonard G. Kriss
----------------------
Leonard G. Kriss
Secretary

[CORPORATE SEAL]

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